Exhibit 99.1

Investor Relations Contact:

Marc Tanenberg, CFO

APAC Customer Services, Inc.

847-282-6904

mttanenberg@apacmail.com

FOR RELEASE April 30, 2003 At Market Close

APAC Customer Services, Inc. Announces First Quarter Results

Deerfield, Illinois, April 30, 2003 – APAC Customer Services, Inc. (Nasdaq:APAC), a leading provider of customer interaction solutions, today reported financial results for its first quarter ended March 30th, 2003. The Company reported net income of $2.1 million or $.04 per share on revenue of $86.2 million, compared to net income of $3.2 million or $.06 per share on revenue of $104.3 million in the same period a year ago.

Revenue declined less than two percent sequentially as growth from existing and new clients mostly offset the reduction in revenue from fourth quarter seasonal campaigns. The decline in revenue versus the first quarter of 2002 resulted principally from a gradual reduction in services provided to three significant clients as previously disclosed.

Gross margin of 19.5% during the quarter declined from 20.3% in the first quarter of 2002 and from 21.7% in the fourth quarter. Gross margin declined partly due to investment spending, including expenses associated with starting up the Company’s Philippine facility. The seasonality of certain employee benefit expenses also contributed to the sequential margin decline.

Operating margin of 4.4% declined from 6.5% in the first quarter of 2002 due to the lower gross margin and an increase in the ratio of SG&A expenses to sales. Operating margin rose from the fourth quarter of 2002 due to the absence of restructuring charges.

Net debt (defined as total debt less cash and cash equivalents) increased slightly from year end, but remains substantially below the level a year ago. Interest expense declined sharply from the first quarter of 2002 due to reduced debt and lower interest rates.

Theodore G. Schwartz, Chairman and CEO commented, “We were able to generate growth to replace most of the seasonal revenue from the fourth quarter. We continue to make good progress on our strategic initiatives, including differentiating our service delivery and providing a global solution option to our clients.”

Senior management of the Company will hold a conference call to discuss financial results at 10:00 a.m. CDT Thursday, May 1st.

About the Conference Call

The conference call will be available live at the Investor Relations section of APAC Customer Services’ website, www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player).

A replay of the webcast will be accessible through the Company’s website for 7 days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available until 11:00 p.m. CDT on Thursday, May 8, 2003 by dialing (888) 203-1112 or (719) 457-0820 for international participants. The confirmation number for the replay is 704265.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (NASDAQ: APAC) is a leading provider of customer interaction solutions for market leaders in financial services, insurance, telecommunications, healthcare and logistics.  APAC partners with its clients to deliver custom solutions that enhance bottom line performance.  Founded in 1973 and headquartered in Deerfield, Illinois, the company employs about 12,500 people and maintains 32 customer interaction centers across the nation.  For more information, call 1-800-OUTSOURCE. APAC’s comprehensive web site is at http://www.apaccustomerservices.com.

Forward Looking Statements

Certain statements, including discussions of the Company’s expectations for 2003 and beyond, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from the future results expressed or implied by these statements.  Refer to the Company’s Annual Report on Form 10-K for the year ended December 29, 2002, for a description of such factors.  This filing is available on a web site maintained by the SEC at http://www.sec.gov/.

# # #

APAC Customer Services, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except for per share data)

	Thirteen (13) Weeks Ended
			Increase
	March 30, 2003	March 31, 2002	(Decrease) %

Net revenue	$86,197	$104,319	-17%
Cost of services	69,428	83,179	-17%
Gross profit	16,769	21,140	-21%

Operating expenses:
Selling, general and administrative expenses	12,996	14,355	-9%
Total operating expenses	12,996	14,355	-9%

Operating Income	3,773	6,785	-44%
Interest expense, net	353	1,606	-78%

Income before income taxes	3,420	5,179	-34%

Provision for income taxes	1,300	2,020	-36%
Net Income	$2,120	$3,159	-33%

Income per share:

Basic	$0.04	$0.06
Diluted	$0.04	$0.06

Weighted average shares outstanding:

Basic	49,422	48,909
Diluted	49,444	49,056

APAC Customer Services, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

(In thousands)

	March 30, 2003	December 29, 2002
Assets

Current Assets:
Cash and cash equivalents	$11,970	$14,530
Accounts receivable, net	53,141	51,508
Other current assets	12,579	12,646
Total current assets	77,690	78,684

Property and Equipment, net	25,700	25,680

Goodwill and Intangibles, net and Other Assets	44,316	45,030

Total Assets	$147,706	$149,394

Liabilities and Shareholders’ Equity

Current maturities of long-term debt	$638	$656
Accounts Payable and other current liabilities	38,769	40,661
Total current liabilities	39,407	41,317

Long-term Debt, less current maturities	27,230	28,872

Other Liabilities	2,488	2,778

Total Shareholders’ Equity	78,581	76,427

Total Liabilities and Shareholders’ Equity	$147,706	$149,394

APAC Customer Services, Inc. and Subsidiaries

Consolidated Condensed Statements of Cash Flows

(In thousands)

	Thirteen (13) Weeks Ended
	March 30, 2003	March 31, 2002

Operating activities:
Net income	$2,120	$3,159
Depreciation and amortization	3,131	4,684
Deferred income taxes	(80)	792
Change in operating assets and liabilities	(3,541)	12,718
Net cash provided by operations	1,630	21,353

Investing activities:
Purchases of property and equipment, net	(2,564)	(1,010)
Net cash used by investing activities	(2,564)	(1,010)

Financing activities:
Payments on long-term debt	(160)	(11,133)
Repayments under revolving credit facility	(1,500)
Stock and warrant transactions	34	130
Net cash used by financing activities	(1,626)	(11,003)

Net increase (decrease) in cash and cash equivalents:	(2,560)	9,340

Beginning cash balance	14,530	21,213

Ending cash balance	$11,970	$30,553